Exhibit 99.1

November 18, 2019

The Chefs’ Warehouse Announces Offering of $130 Million of Convertible Senior Notes Due 2024

RIDGEFIELD, Conn., Nov. 18, 2019 (GLOBE NEWSWIRE) -- The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company”) today announced that it intends to offer, subject to market conditions and other factors, $130 million aggregate principal amount of its convertible senior notes due 2024 (the “Convertible Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also intends to grant the initial purchasers of the Convertible Notes a 30-day option to purchase up to an additional $20 million aggregate principal amount of Convertible Notes. The Convertible Notes are expected to pay interest semiannually and will be convertible at the option of holders of the Convertible Notes into shares of the Company’s common stock. The Convertible Notes will mature on December 1, 2024, unless earlier converted or repurchased in accordance with their terms. Final terms of the Convertible Notes, including the interest rate, initial conversion rate, and other terms, will be determined by negotiations between the Company and the initial purchasers of the Convertible Notes.

The Company intends to use the net proceeds from the offering of the Convertible Notes to repay approximately $43.2 million aggregate principal amount of outstanding loans under its asset-based loan facility and for working capital and general corporate purposes, which may include future acquisitions.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of the Company’s common stock issuable upon conversion of the Convertible Notes, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The offer and sale of the Convertible Notes and the shares of the Company’s common stock issuable upon conversion of the Convertible Notes have not been and will not be registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About The Chefs’ Warehouse, Inc.

The Chefs’ Warehouse, Inc. is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 55,000 products to more than 34,000 customer locations throughout the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934 that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, risks related to whether the Company will consummate the offering of the Convertible Notes on the expected terms, or at all, the anticipated principal amount of the Convertible Notes, prevailing market and other general economic conditions, and the fact that the Company’s management will have broad discretion in the use of the proceeds from any sale of the Convertible Notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. A more detailed description of other potential risk factors that could affect the Company’s business and financial results is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information except as required by applicable laws.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415